EXHIBIT 23.16

EMPLOYMENT AGREEMENT

THIS AGREEMENT effective as of the 27th day of October, 2003 is

BETWEEN:

LUMINA COPPER CORP., a company duly incorporated under the laws of the Province of British Columbia, having a head office at 1550-625 Howe Street, Vancouver, British Columbia, V6C 2T6

(the “Company”)

AND

DAVID MAXWELL STRANG, businessman of 57 Tierra Vista Way, San Rafael, California, 94901

(the “Employee”)

WHEREAS the Company desires to retain the Employee to be primarily responsible for business development, land management, investor relations and promotion of the Company and the Employee has agreed to accept such responsibilities pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and conditions herein contained, the parties hereto covenant and agree, as follows:

1.

Position and Work Eligibility.  The Company hereby employs the Employee as Vice President of the Company and the Employee agrees to serve the Company in such capacity on the terms and conditions set out herein.   The Company recognizes that the Employee is not currently lawfully entitled to work in Canada, recognizes the Employee’s unique skill set and the Company agrees to use commercially reasonable efforts to obtain such approvals as may be required for to allow the Employee to lawfully work in Canada.

2.

Term.  The term (the “Term”) of this Agreement and the employment hereunder contracted for is indefinite and is subject to termination as set out in paragraph 6 hereof.

3.

Duties and Reporting.  The Employee shall diligently and faithfully devote such time and effort to the provision of services to the Company hereunder as is necessary to efficiently and competently perform the position of Vice President, Corporate Development of the Company and, subject to holidays, sick time and vacation, in any event not less than 40 hours per week.  In that regard, the Employee shall:

(a)

Function.  Fulfill the functions of Vice President, Corporate Development of the Company.  In connection therewith, the Employee shall carry out all matters customarily performed by the Vice President, Corporate Development of a public company which is of a nature and at a stage of development similar to that of the Company and, in particular, be responsible for:

(i)

investor relations and industry analyst management,

(ii)

land and property and project management, and

(iii)

property and business valuations and development.

(b)

Other Duties.  Perform such other duties related to the ongoing operations of the Company as the President or such person as the President may appoint including, without limitation, to serve as a director or alternate director of the Company or any of its subsidiaries.

(c)

Report.  The Employee shall report to the President of the Company or such person as the President shall appoint.

4.

Compensation.

(a)

Remuneration.

(i)

Unless otherwise agreed by the parties, the Company shall pay the Employee an annual salary (the “Annual Salary”) of CDN $104,400.  Notwithstanding anything to the contrary contained in any other document, agreement, contract or the Articles of the Company or any subsidiary of the Company, the Annual Salary shall be inclusive of any other fees or remuneration of any description which the Employee might be entitled to receive from the Company or any of its subsidiaries or any other company or association in which the Employee holds office as a nominee or representative of the Company or any subsidiary of the Company and the Employee shall, at the discretion of the board, either waive his right to such remuneration or account to the Company for the same, forthwith, upon receipt.  The Annual Salary shall be payable in arrears in equal semi-monthly instalments, subject to deductions required by law.

(ii)

The amount of the Annual Salary shall be reviewed from time to time by the compensation committee of the Company.  Increases in the Annual Salary are solely in the discretion of the compensation committee of the Company and are not required to be granted under this Agreement.

(b)

Bonus.  Target bonus shall be 30% of Annual Salary, provided that any bonus shall be at the sole discretion of the compensation committee and the Directors and payment of any bonus shall not create any entitlement to any future bonus.  Bonus may take such form as may be determined by the board including cash, options, and(or) stock.

(c)

Stock Option. Subject to the terms of the Company’s Stock Option Plan, the Company will grant to the Employee a 5 year option to purchase up to 150,000 shares of the Company having an exercise price of $3.20 per share, provided such options will vest as follows:

(i)

50,000 as of October 27, 2003;

(ii)

50,000 as of October 27, 2004; and

(iii)

50,000 October 27, 2005,

provided the Employee has continued to provide services to the Company pursuant to the terms of this Agreement and this Agreement has not been terminated.  The options referred to in (c) above will terminate 30 days after termination of this Agreement for any reason.

In addition to the options granted hereunder, the Company may from time to time, subject to the rules and policies of the stock exchange or exchanges upon which shares of the Company are listed and subject to the terms of the Stock Option Plan of the Company grant the Employee further options to purchase shares of the Company at such exercise price and on such terms and conditions as may be determined by the Company.

(d)

Benefits.  The Company does not at the present time have a benefit plan, however in the event the Company shall institute such a plan the Employee shall be entitled to participate in such benefit plan of the Company as may be in effect from time to time including, without limitation, group and disability insurance and medical and dental plans provided that the Company may, in its sole discretion, substitute, reduce, or if necessary, eliminate such benefits at any time and from time to time.

(e)

Vacation.  During each calendar year commencing on the date of this Agreement the Employee shall be entitled to 3 weeks’ vacation without reduction in salary, in addition to statutory holidays.  Except with respect to closure of the office during the December holiday season, at which time the Employee shall (except at the contrary request of the Company) take one week of such vacation, such vacation shall be taken by the Employee at times mutually agreeable to the Company and the Employee.

5.

Expenses.  In addition to all other amounts agreed to be paid to the Employee hereunder, the Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in the course of performing duties hereunder, provided that such expenses are supported by proper statements or vouchers which statements or vouchers must be supplied to the Company.

6.

Termination.

(a)

Company Termination.  The Company may, subject to those terms which shall survive the termination hereof, terminate or unilaterally alter (“the Company Termination”) this Agreement and the Employee’s employment hereunder as follows:

(i)

at any time for (i) just cause or (ii) in the event it is, after a commercially reasonable effort, unable to obtain permission for the Employee to lawfully work in Canada, without notice, compensation;

(ii)

at any time if the Employee is unable to perform all or substantially all duties hereunder for any period of 30 consecutive days or for any period of 45 non-consecutive days during any period of 365 days, without notice or compensation provided that the Employee shall receive such benefits, if any, under the Company’s long term disability program to which the Employee is entitled.  The benefits under the long term disability program are governed by the terms of the policy of insurance in force, and the Company assumes no liability to provide such benefits.

(iii)

in the event of the death of the Employee, immediately and without any notice or compensation;

(iv)

at any time:

(A)

upon the Company providing the employee, in writing, with a period of one month’s notice for each completed year of service, to a maximum of 12 months, of its intent to terminate; or

(B)

upon payment (in lieu of notice) by the Company to the Employee of a lump sum amount equal to one month’s salary for each completed year of service to a maximum of 12 months.

(b)

Employee Termination.  The Employee may, subject to those terms hereof which shall survive the termination hereof, terminate this Agreement and the Employee’s employment hereunder at any time upon 21 days notice in writing to the Company.

(c)

Relief from Liability.  Termination of the Employee’s employment and the Agreement in accordance with this Section 6 shall relieve the Company from any and all obligation, liability or claim by the Employee exclusive of monies owing to the Employee up to the Company Termination Date and this subsection 6(c) shall survive termination of this Agreement

7.

Non-Compete and Confidential Information.

(a)

No Other Work.  Without prior consent of the Directors, the Employee shall not, during the term of this Agreement, directly engage in any other business.  The employee will promptly disclose to the Company any proposed activity of the Employee.

(b)

Information Confidentiality.  The Employee will not, at any time, or in any manner, during the continuance of his employment hereunder, divulge any of the confidential affairs or secrets of the Company to any person or persons, without the previous consent in writing of the Directors.  During the continuation of the employment, the Employee shall not use or attempt to use any information which the Employee may acquire in the course of employment for their own benefit, directly or indirectly.

(c)

Business Opportunities.  The Employee agrees to communicate at once to the Company all business opportunities which come to the Employee in his capacity as the Employee or otherwise in the course of the Company’s business and to deliver to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Employee may conceive, make or discover, become aware directly or indirectly or have presented to the Employee and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment thereof in addition to the salary and benefits described herein to the Employee.

(d)

Survival.  The provisions of this section 7 will be binding upon the Employee for a period of twelve months following the date this Agreement or employment with the Company shall cease to be in effect or otherwise terminated.

8.

Surrender of Property.  Upon termination of this Agreement or employment with the Company, for whatever reason, the Employee will immediately surrender to the Company all of the property of the Company, documents (whether in written or electronic form) and all copies thereof and other things of value in the possession of the Employee or in the possession of any person or other entity under the control of the Employee which relates directly or indirectly to any Confidential Information and Materials or to the business or operations of the Company.

9.

Human Resources Policy Manual.  This Agreement and the Employee shall be subject to the Company’s Human Resources Policy Manual in effect from time to time, the terms of which are hereby incorporated by reference to this Agreement.  The Employee, by execution hereof, acknowledges receipt of the Company’s Human Resources Policy Manual.

10.

Notice.  All notices or payments required or permitted to be given hereunder shall be in writing and shall be delivered personally at the addresses set forth on page 1 hereof or at such other addresses as may from time to time be notified in writing by the parties hereto.  Any notice delivered shall be deemed to have been given and received at the time of delivery.

11.

Assignment.  The Employee acknowledges that the services to be provided by the Company under the terms of this Agreement are unique and personal, and accordingly, the Employee may not assign any rights or delegate any duties or obligations under this Agreement without the prior written consent of the Company.

12.

Successors and Assigns.  This Agreement enures to the benefit of and is binding upon the parties hereto and their respective heirs, personal representatives and successors, and, in the case of the Employee, his permitted assigns.

13.

Entire Agreement.  This Agreement contains the entire agreement between the Employee and the Company, supersedes any prior agreements, representations or discussions any may only be amended in writing signed by the parties.

14.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties irrevocably attorn to the jurisdiction of the Courts of British Columbia.

15.

Headings.  Headings used in this Agreement are for ease of reference only and shall not form part of the terms hereof.

16.

Time.  Time is of the essence of this Agreement.

17.

Execution by Facsimile in Counterparts.  This Agreement may be signed by facsimile and in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LUMINA COPPER CORP.

Per:  __________________________________

SIGNED BY DAVID STRANG

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in the presence of:

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          Seal

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DAVID STRANG

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Name:                                                                  )